Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (this “Agreement”), dated as of March 21, 2011, is entered into by and among NEXAIRA WIRELESS INC., a corporation organized under the laws of the State of Nevada (the “Company”), and Gemini Master Fund, Ltd. (“Investor”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to them in that certain Securities Purchase Agreement, dated as of August 20, 2010, between the Company and the Investor (the “Purchase Agreement”), or the Note or other Transaction Documents, as applicable.

R E C I T A L S:

WHEREAS, the Company and the Investor are party to the Purchase Agreement, pursuant to which the Company issued to the Investor a 10% Convertible Note Due July 31, 2010 of the Company in the original principal amount of $400,000.00 (the “Note”); and

WHEREAS, the Company has requested a 3-month extension of the Maturity Date, and the Investor is willing to accommodate such request on the terms and conditions contained herein;

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing and subject to the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EXTENSION.    The Maturity Date under the Note is hereby extended until October 31, 2011.

2. ADDITIONAL WARRANT.    In consideration for the foregoing extension contemplated hereby, the Company shall issue and deliver to the Investor a 3-year warrant to purchase 333,333 shares of Common Stock, with an exercise price of $0.15 per share, in the form of Exhibit A attached hereto (the “Additional Warrant”). Such Additional Warrant shall be issued and delivered to the Investor within five (5) Business Days following the date hereof and shall be a condition precedent to the effectiveness of this Agreement. The Company represents and warrants that the Additional Warrant is duly authorized, validly issued, fully paid and non-assessable, free and clear of any Liens, and is enforceable against the Company in accordance with its terms.

3. OTHER AGREEMENTS.

3.1. References to Notes and Transaction Documents.    All references in the Transaction Documents and herein to (i) “Transaction Documents” shall be deemed to be references to the Transaction Documents (as currently defined in the Purchase Agreement), including this Agreement, (ii) “Note” or “Notes” shall be deemed to be references to collectively the Note, as amended hereby (together with any future Notes issued to the Investor), and (iii) “Warrant” or “Warrants” shall be deemed to be references to collectively the Warrant issued in connection with the Note pursuant to the Purchase Agreement and the Additional Warrant issued pursuant hereto.

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3.2. Rule 144.    The Company acknowledges and agrees that, for purposes of Rule 144 promulgated under the Securities Act, the holding period for the Conversion Shares issuable upon conversion of, or otherwise pursuant to, the Note shall have commenced on August 20, 2010. The Company shall not take any position inconsistent with the foregoing and shall, if reasonably requested by an Investor, cause the Company’s legal counsel to issue a legal opinion to the effect that any such Conversion Shares are freely tradable without restriction or legends (provided the Investor is not an affiliate of the Company at the time). Without limiting the foregoing, if at any time it is determined that such holding period does not relate back to such date, the Company will promptly, but no later than 30 days thereafter, cause the registration of all such Conversion Shares under the Securities Act (without regard to any beneficial ownership or issuance limitations contained in the Notes). In connection with any registration of Conversion Shares pursuant to this Section, the Company and the Investor shall enter into a registration rights agreement containing customary and reasonable provisions regarding the registration of securities under the Securities Act. The amended Note shall not constitute a novation or satisfaction and accord of the Note. The Company hereby acknowledges and agrees that the amended Note shall amend and continue the terms and provisions contained in the Note and shall not extinguish or release the Company or any of its Subsidiaries under any Transaction Document or otherwise constitute a novation of its obligations thereunder.

3.3. Disclosure.    If the transactions contemplated hereby are material to the Company or otherwise constitute material non-public information concerning the Company, then the Company shall, prior to 8:30AM on the trading day following the date hereof, issue a Current Report on Form 8-K disclosing the material terms of the transactions contemplated hereby and attaching this Agreement and all other related agreements thereto. The Company shall not at any time furnish any material non-public information to the Investor without its prior written consent. The Company and the Investor shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby and other press releases to be issued by the Company.

4. MISCELLANEOUS.

4.1. Effect of this Agreement.    Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the original Transaction Documents, the terms of this Agreement shall control. The Transaction Documents, including without limitation this Agreement, shall be read and construed as one agreement.

4.2. Further Assurances.    The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Agreement.

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4.3. Governing Law.    The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the internal laws of the State of New York without regard to principle of conflicts of laws, but excluding any rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

4.4. Counterparts.    This Agreement may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Agreement by telefacsimile or .pdf shall have the same force and effect as delivery of an original executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

NEXAIRA WIRELESS INC.

By:	“Ralph Proceviat”
Name:	Ralph F. Proceviat
Title:	Chief Financial Officer

GEMINI MASTER FUND, LTD.
By: GEMINI STRATEGIES, LLC, as investment manager

By:	“Steven Winters”
Name:	Steven Winters
Title:	Managing Member

EXHIBIT A

Form of Additional Warrant

(see attached)